Exhibit 4.15

HEXION SPECIALTY CHEMICALS, INC.

HSC CAPITAL CORPORATION

THE GUARANTORS SIGNATORY HERETO

AND

THE BANK OF NEW YORK

as Trustee

SUPPLEMENTAL INDENTURE

Dated as of May 5, 2006

to

Indenture

Dated as of November 14, 2000

13 1/2% Senior Subordinated Notes due 2010

THIS FOURTH SUPPLEMENTAL INDENTURE, dated as of May 5, 2006 (this “Supplemental Indenture”), is by and between Hexion Specialty Chemicals, Inc. (formerly known as Borden Chemical, Inc. and as successor to Resolution Performance Products Corp. (formerly known as Resolution Performance Products LLC)), a New Jersey corporation (“Hexion”), HSC Capital Corporation (formerly known as RPP Capital Corporation), a Delaware corporation (“HSC Capital” and, together with Hexion, the “Issuers”), the Guarantors and The Bank of New York, as trustee (the “Trustee”).

WHEREAS, the Issuers and the Trustee have entered into that certain Indenture dated as of November 14, 2000 (as amended by the First Supplemental Indenture dated as of May 31, 2005, the Second Supplemental Indenture dated as of May 31, 2005 and the Third Supplemental Indenture dated as of December 23, 2005, the “Indenture”), providing for the issuance of 13 1/2% Senior Subordinated Notes due 2010 (the “Notes”);

WHEREAS, the Issuers issued originally $328 million aggregate principal amount of the Notes;

WHEREAS, Section 9.2 of the Indenture provides that the Indenture may be amended with the consent of the Holders of a majority in principal amount of the Notes then outstanding (including without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, Notes) (subject to certain exceptions);

WHEREAS, the Issuers desire and have requested the Trustee to join with them in entering into this Supplemental Indenture for the purpose of amending the Indenture in certain respects as permitted by Section 9.2 of the Indenture;

WHEREAS, the execution and delivery of this Supplemental Indenture has been authorized by the Board of Directors of each Issuer and of each Guarantor;

WHEREAS, (1) the Issuers have received the consent of the Holders of a majority in principal amount of the outstanding Notes and have satisfied all other conditions precedent, if any, provided under the Indenture to enable the Issuers and the Trustee to enter into this Supplemental Indenture, all as certified by an Officers’ Certificate, delivered to the Trustee simultaneously with the execution and delivery of this Supplemental Indenture as contemplated by Section 9.2 of the Indenture, and (2) the Issuers have delivered to the Trustee simultaneously with the execution and delivery of this Supplemental Indenture an Opinion of Counsel relating to this Supplemental Indenture as contemplated by Section 9.7 of the Indenture; and

NOW, THEREFORE, in consideration of the above premises, each party hereby agrees, for the benefit of the others and for the equal and ratable benefit of the Holders of the Notes, as follows:

ARTICLE I

DEFINITIONS

Section 1.1 Deletion of Definitions and Related References. Section 1.1 of the Indenture is hereby amended to delete in their entirety all terms and their respective definitions for which all references are eliminated in the Indenture as a result of the amendments set forth in Article II of this Supplemental Indenture.

ARTICLE II

AMENDMENTS TO INDENTURE

Section 2.1 Amendments to the Indenture. The Indenture is hereby amended by deleting the following sections of the Indenture and all references thereto in the Indenture in their entirety:

Section 4.3 (Limitation on Restricted Payments)

Section 4.4 (Limitation on Incurrence of Additional Indebtedness)

Section 4.5 (Corporate Existence)

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Section 4.6 (Payment of Taxes and Other Claims)

Section 4.7 (Maintenance of Properties and Insurance)

Section 4.8 (Compliance Certificate; Notice of Default)

Section 4.9 (Compliance with Laws)

Section 4.10 (Reports to Holders)

Section 4.11 (Waiver of Stay; Extension or Usury Laws)

Section 4.12 (Limitation on Transactions with Affiliates)

Section 4.13 (Limitation on Dividend and Other Payment Restrictions Affecting Subsidiaries)

Section 4.14 (Limitation on Issuance and Sale of Capital Stock of Restricted Subsidiaries)

Section 4.15 (Limitation on Issuances of Guarantees by Restricted Subsidiaries)

Section 4.16 (Limitation on Liens)

Section 4.17 (Change of Control)

Section 4.18 (Limitation on Asset Sales)

Section 4.19 (Prohibition on Incurrence of Senior Subordinated Debt)

Section 4.20 (Excess Cash Flow Repurchase Offer)

Section 4.21 (Future Guarantors)

Sections 5.1(a)(ii), 5.1(a)(iii), 5.1(c)(iii) and 5.1(c)(iv) (Merger, Consolidation, or Sale of Assets)

Sections 6.1(a)(iii), 6.1(iv), 6.1(v), 6.1(vi), 6.1(vii), 6.1(viii) and 6.1(ii) insofar as it relates to Change of Control and Net Proceeds Offers)

ARTICLE III

MISCELLANEOUS PROVISIONS

Section 3.1 Indenture. Except as amended hereby, the Indenture is in all respects ratified and confirmed and all the terms, conditions and provisions thereof shall remain in full force and effect. This Supplemental Indenture shall form a part of the Indenture for all purposes, and every Holder of Notes heretofore or hereafter authenticated and delivered under the Indenture shall be bound by the Indenture as amended hereby. Subject to Section 13.1 of the Indenture, in the case of conflict between the Indenture and this Supplemental Indenture, the provisions of this Supplemental Indenture shall control. In case of conflict between the terms and conditions contained in the Notes and those contained in the Indenture, as modified and amended by this Supplemental Indenture, the provisions of the Indenture, as amended and modified by this Supplemental Indenture, shall control.

Section 3.2 Severability. In case any provision in this Supplemental Indenture shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

Section 3.3 Capitalized Terms. Capitalized terms used herein but not defined shall have the meanings assigned to them in the Indenture.

Section 3.4 Effect of Headings. The Article and Section headings used herein are for convenience only and shall not affect the construction of this Supplemental Indenture.

Section 3.5 Trustee Makes No Representations. The Trustee makes no representation as to the validity or sufficiency of this Supplemental Indenture.

Section 3.6 Certain Duties and Responsibilities of the Trustee. In entering into this Supplemental Indenture, the Trustee shall be entitled to the benefit of every provision of the Indenture relating to the conduct or affecting the liability or affording protection to the Trustee, whether or not elsewhere herein so provided.

Section 3.7 Governing Law. THIS SUPPLEMENTAL INDENTURE AND THE NOTES WILL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, AS APPLIED TO CONTRACTS MADE AND PERFORMED WITHIN THE STATE OF NEW YORK, WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAW. Each of the parties hereto agrees to submit to the jurisdiction of the courts of the State of New York in any action or proceeding arising out of, or relating to, this Supplemental Indenture or the Notes.

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Section 3.8 Counterparts. The parties may sign any number of copies of this Supplemental Indenture. Each signed copy shall be an original, but all of them together represent one and the same agreement.

Section 3.9 Successors. All agreements of the Issuers, the Guarantors and the Trustee in this Supplemental Indenture and the Notes shall bind their respective successors.

Section 3.10 Effectiveness. The provisions of Articles I and II of this Supplemental Indenture shall be effective at the time Hexion accepts for purchase a majority in principal amount of the outstanding Notes issued under the Indenture.

Section 3.11 Endorsement and Change of Form of Notes. Any Notes authenticated and delivered after the close of business on the date that this Supplemental Indenture becomes effective (i) may be affixed to, stamped, imprinted or otherwise legended by the Trustee, with a notation as follows:

“Effective as of May 5, 2006, the restrictive covenants of the Issuers and certain of the Events of Default have been eliminated, as provided in the Fourth Supplemental Indenture, dated as of May 5, 2006. Reference is hereby made to said Fourth Supplemental Indenture, copies of which are on file with the Trustee, for a description of the amendments made therein.”

and (ii) shall have the text of Section 8 “Change of Control Offer”, Section 9 “Limitation on Asset Sales” and Section 16 “Restrictive Covenants” of such Notes deleted and replaced with the words “Not Used.”

[THE REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK]

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IN WITNESS WHEREOF, the parties hereto have caused this Fourth Supplemental Indenture to be duly executed as of the day and year written above.

HEXION SPECIALTY CHEMICALS, INC.

By:	/s/ George F. Knight

Name:	George F. Knight
Title:	Senior Vice President and Treasurer

HSC CAPITAL CORPORATION

By:	/s/ George F. Knight

Name:	George F. Knight
Title:	Vice President

BORDEN CHEMICAL FOUNDRY, INC.

By:	/s/ George F. Knight

Name:	George F. Knight
Title:	Vice President

BORDEN CHEMICAL INVESTMENTS, INC.

By:	/s/ George F. Knight

Name:	George F. Knight
Title:	Vice President

HEXION CI HOLDING COMPANY (CHINA) LLC

By:	/s/ George F. Knight

Name:	George F. Knight
Title:	Vice President

[Fourth Supplemental Indenture relating

to the 13 1/2% Senior Subordinated Notes]

BORDEN CHEMICAL INTERNATIONAL, INC.

By:	/s/ George F. Knight
Name:	George F. Knight
Title:	Vice President

OILFIELD TECHNOLOGY GROUP, INC.

By:	/s/ George F. Knight
Name:	George F. Knight
Title:	Vice President

LAWTER INTERNATIONAL INC.

By:	/s/ George F. Knight
Name:	George F. Knight
Title:	Vice President

HEXION U.S. FINANCE CORP.

By:	/s/ George F. Knight
Name:	George F. Knight
Title:	Vice President

[Fourth Supplemental Indenture relating

to the 13 1/2% Senior Subordinated Notes]

THE BANK OF NEW YORK, as Trustee

By:	/s/ Mary LaGumina

Name:	Mary LaGumina
Title:	Vice President

[Fourth Supplemental Indenture relating

to the 13 1/2% Senior Subordinated Notes]